Exhibit 107

Calculation of Filing Fee Tables

Post-effective Amendment No. 1 to Form F-1 on Form F-3

(Form Type)

ARRIVAL

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

N/A

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

Equity	Primary Offering Ordinary Shares, with a nominal value of €0.10 per share	20,112,493(1)	$11.50	F-1	333-254885	June 17, 2021

	Secondary Offering Ordinary Shares, with a nominal value of €0.10 per share	573,798,878(2)	$18.10(3)

(1)

Consists of (i) 12,937,493 Ordinary Shares, with a nominal value of €0.10 per share (“Ordinary Shares”) of Arrival, a joint stock company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg (the “Company”) that may be issued upon exercise of warrants to purchase Ordinary Shares that were included in the public units issued by Arrival Vault US, Inc. and (ii) 7,175,000 Ordinary Shares that may be issued upon exercise of warrants to purchase Ordinary Shares. The Ordinary Shares issuable upon the exercise of the warrants described above (the “Warrant Shares”) were previously registered on a registration statement on Form F-4 (File No. 333-251339) (the “Prior Registration Statement) and are being transferred to this registration statement on Form F-1 by way of this Amendment No. 1 to the Form F-1 pursuant to Rule 457(p).

(2)

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the prospectus included herein is a combined prospectus that also relates to securities that were registered by Prior Registration Statement and this registration statement constitutes a post-effective amendment to the Prior Registration Statement. A filing fee of $25,234 was previously paid in connection with registering offers and sales, pursuant to the Prior Registration Statement, of 20,112,493 Ordinary Shares issuable upon exercise of warrants. Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

(3)

Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Ordinary Shares as reported on the Nasdaq Stock Market LLC on March 29, 2021.